UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Royal Caribbean Cruises Ltd.

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ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132
Notice of Annual Meeting of Shareholders
To Be Held May 31, 2007

To the Shareholders of
ROYAL CARIBBEAN CRUISES LTD.
      Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. (the “Company”) will be held at 9:00 A.M. on Thursday, May 31, 2007 at the JW Marriott, 1109 Brickell Avenue, Miami, Florida.
      The Annual Meeting will be held for the following purposes:

1. To elect three directors to the Company’s Board of Directors;

2. To ratify the selection of the Company’s independent registered certified public accounting firm;

3. To transact such other business as may properly come before the meeting and any adjournment thereof.
      The Board of Directors has fixed the close of business on April 12, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. This proxy statement and accompanying proxy card are being distributed on or about April 30, 2007.
      All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, the Company requests that you promptly fill in, sign and return the enclosed proxy card.

Bradley H. Stein,
Secretary
April 24, 2007

ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 31, 2007

GENERAL INFORMATION
Who May Vote
      Holders of the Company’s common stock, par value $.01 per share, as reflected in our records at the close of business on April 12, 2007, may vote at the Annual Meeting of Shareholders to be held on May 31, 2007, and any adjournment or postponement thereof.
      As of April 12, 2007, the Company had 212,437,054 issued and outstanding shares of common stock. Each issued and outstanding share is entitled to one vote.
How to Vote
      You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.
How Proxies Work
      All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of the directors named elsewhere in this proxy statement and for ratification of the selection of the independent registered certified public accounting firm. Abstentions are counted as present in determining the existence of a quorum but will not have the effect of votes in opposition to the election of a director or a “no” vote on proposal 2. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on these items even if it does not receive voting instructions from you.
Matters to be presented
      We are not aware of any matters to be presented for a vote at the Annual Meeting of Shareholders other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.
Vote necessary to approve proposals

Item	Vote Necessary

Election of directors	Directors are elected by a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy.
Ratification of Independent Registered Certified Public Accounting Firm	A majority of the votes represented by the shares of common stock present at the meeting in person or by proxy is required for the ratification of the Company’s independent registered certified public accounting firm.

Revoking a Proxy
      Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Corporate Secretary of the Company or by signing and submitting a later-dated proxy. Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person.
CORPORATE GOVERNANCE
      The Company has adopted corporate governance principles which, along with board committee charters and key committee practices, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, board committees and committee evaluations. The Company believes that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of the corporate governance principles of the Company is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print to shareholders upon written request to the Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132.
Board of Directors and Committees
      The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Director Affairs Committee and an Environmental, Safety and Security Committee. The functions of each of these committees are described below. Each committee has adopted a charter and a copy of each committee charter is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print to shareholders upon written request to the Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132.

Board of Directors	The Company is governed by the Board and various committees of the Board that meet throughout the year. The Board consists of eleven members. During 2006, there were five meetings of the Board, and a total of 20 committee meetings. Each of the Board members attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served. The corporate governance principles provide that, in addition to regularly scheduled Board meetings, non-management directors will hold two regularly scheduled meetings a year and the independent directors will hold two regularly scheduled meeting a year. The Chairman of the Nominating and Director Affairs Committee of the Board presides at such meetings. In 2006, there were two meetings of non-management directors and two meetings of independent directors.

The Company does not have a formal policy regarding Board member attendance at the annual shareholders meeting. Because the 2006 Annual Meeting of Shareholders was not held in conjunction with a Board meeting, Richard D. Fain was the only Board member who attended such meeting.

Committees of the Board	The Board has four committees. The following is a description of the current membership, number of meetings held during 2006 and the responsibilities of each committee.

Audit Committee	The members of the Audit Committee are William L. Kimsey (Chair and Financial Expert), Gert W. Munthe and Bernt Reitan. Each member of the Audit Committee is independent as defined under NYSE rules. See “Director Independence.”

The Audit Committee met ten times in 2006.

The Audit Committee is responsible for the oversight of:

• the integrity of the financial statements of the Company;

• the independent auditor’s qualifications and independence;

• the performance of the Company’s internal audit function and independent registered certified public accounting firm; and

• the compliance by the Company with the legal and regulatory requirements in connection with the foregoing.

In furtherance of its purpose, the Audit Committee regularly reviews and discusses with management and the independent registered certified public accounting firm the annual audited and quarterly financial statements of the Company. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the U.S. Securities and Exchange Commission, which is included in this proxy statement under the heading “Report of the Audit Committee.”

The Board has concluded that Mr. Kimsey qualifies as an audit committee financial expert. Mr. Kimsey also serves on the audit committee of three other public companies. The Board of Directors has determined that Mr. Kimsey’s simultaneous service on these other audit committees does not and will not impair his ability to effectively serve on the Company’s audit committee.

Compensation Committee	The members of the Compensation Committee are Bernt Reitan (Chair), Bernard W. Aronson, Laura Laviada and Gert W. Munthe. Each member of the Compensation Committee is independent as defined under NYSE rules.

The Compensation Committee met four times in 2006.

The Compensation Committee has overall responsibility for evaluating and approving the executive compensation plans, policies and programs of the Company, including the administration of the stock award plans and the granting of awards under the plans. Among other responsibilities, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company and sets compensation levels based on this evaluation. The Compensation Committee also annually reviews and sets the compensation levels of all senior executives of the Company. The Compensation Committee is responsible for preparing the Compensation Committee Report and approving the Compensation Discussion and Analysis required by the rules of the U.S. Securities and Exchange Commission, which is included in this proxy statement under the heading “Report of the Compensation Committee” and “Compensation Discussion and Analysis.”

Nominating and Director Affairs Committee	The members of the Nominating and Director Affairs Committee are Thomas J. Pritzker (Chair), Arvid Grundekjoen, Eyal Ofer and Arne Alexander Wilhelmsen. Each member of the Nominat-

ing and Director Affairs Committee is independent as defined under NYSE rules.

The Nominating and Director Affairs Committee met three times in 2006. The Nominating and Director Affairs Committee assists the Board by identifying qualified individuals for nomination as members of the Board of Directors and of Board committees, recommending to the Board corporate governance guidelines, reviewing and making recommendations to the Board concerning Board committee structure, operations and board reporting, and evaluating board and management performance.

The Company has engaged in the past and may engage in the future third parties to identify or assist in identifying potential director nominees.

The Nominating and Director Affairs Committee does not have a formal policy on the consideration of director candidates recommended by shareholders because the Committee to date has not felt it necessary to adopt such a policy. Nonetheless, the Company has adopted procedures by which shareholders may communicate to the Board recommendations for director candidates. These procedures are set forth below under “Proposals of Shareholders for Next Year.”

In assessing candidates, the Committee considers the personal and professional ethics, integrity and values of the candidate and his or her ability to represent the long-term interests of the shareholders. The Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, the applicable independence requirements and the current composition of the Board. Although the Shareholders’ Agreement between the two principal shareholders of the Company limits the ability of the Committee to identify all candidates, the Committee is nonetheless committed to ensuring that all candidates satisfy the foregoing qualifications. For a description of the Shareholders’ Agreement, see “Shareholders’ Agreement” below.

Environmental, Safety and Security Committee	The members of the Environmental, Safety and Security Committee are William K. Reilly (Chair), Arvid Grundekjoen and Eyal Ofer. A majority of the members of the Environmental, Safety and Security Committee are independent as defined under NYSE rules.

The Environmental, Safety and Security Committee met three times in 2006.

The Environmental, Safety and Security Committee assists the Board in its oversight of the Company’s management concerning the implementation and monitoring of the Company’s environmental, safety and security programs and policies. As part of its responsibilities, the Committee monitors the Company’s overall environmental compliance on board its cruise ships and reviews safety and security programs and policies on board its cruise ships.

Director Independence
      The Company’s corporate governance principles contain guidelines established by the Board to assist it in determining director independence as defined by the listing standards of the NYSE. The Company’s corporate governance principles state that a majority of the Company’s directors shall be independent directors under NYSE rules. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.
      To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those rules:

•	A director will not be independent if, within the preceding three years: (i) the director was employed by the Royal Caribbean Group, or an immediate family member was employed as an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman or interim Chief Executive Officer (“CEO”); (ii) the director or an immediate family member received more than $100,000 in any year in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other deferred compensation for prior service, (C) compensation for former services as an interim Chairman or interim CEO, or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group; (iii) the director was employed by or affiliated with the Company’s independent registered certified public accounting firm; (iv) an immediate family member of the director was affiliated with or employed by the Company’s independent registered certified public accounting firm as a partner, principal or manager; or (v) an executive officer of the Company was on the compensation committee of the Board of Directors of a company which employed the Company director as an executive officer, or which employed an immediate family member of the director as an executive officer;

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Company director is an executive officer or employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company he or she serves as an executive officer or employee; (ii) if a Royal Caribbean director is an executive officer or employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater) of the total consolidated assets of the company he or she serves as an executive officer or employee; and (iii) if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company the immediate family member serves as an executive officer;

•	A director will not be independent if: (i) the director is an executive officer or employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,0000 (whichever is greater) of the annual consolidated revenues of the other company; and (ii) an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,000 (whichever is greater) of the consolidated annual revenues of the other company.
      Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chief Executive Officer of the Company. Mr. Reilly is not considered independent due to his consulting arrangement with the Company. See “Proposal 1 — Election of Directors — Director Compensation — Consulting Agreement with William K. Reilly.” In determining that Messrs. Aronson, Grundekjoen and Kimsey are independent, the Board considered that each individual is a non-management director of a company with which we do business.
Code of Ethics
      The Board has adopted a Code of Business Conduct and Ethics that applies to all employees of the Company, including its executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print, without charge, to shareholders upon written request to Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on the Company website at www.rclinvestor.com.
Contacting Members of the Board of Directors
      Interested parties who wish to communicate with non-management members of the Board of Directors can address their communications to the attention of the Corporate Secretary of the Company at its principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary will maintain a record of all such communications and promptly forward to the Chairman of the Nominating and Director Affairs Committee (the “Committee Chair”), who presides at meetings of the independent directors, those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary shall periodically provide the Committee Chair with a summary of all such communications. The Committee Chair shall notify the Board of Directors or the chairs of the relevant committees of the Board of those matters that he or she believes are appropriate for further action or discussion.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareholders
      Unless otherwise stated, this table sets forth information as of March 12, 2007 about persons we know to beneficially own more than five percent of any class of our voting common stock.

	Amount Beneficially
Name of Beneficial Owner	Owned		Percent of Ownership

A. Wilhelmsen AS	42,966,472	(1)	20.2%
Cruise Associates	33,281,900	(2)	15.7%
Osiris Holdings Inc.	37,903,200	(3)	17.8%
Barclays Global Investors, NA	28,360,384	(4)	13.4%
Capital Research and Management Company	17,075,000	(5)	8.0%

(1)	A. Wilhelmsen AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The address of A. Wilhelmsen AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(2)	Cruise Associates is a Bahamian general partnership, the indirect beneficial owners of which are various trusts primarily for the benefit of certain members of the Pritzker family and various trusts primarily for the benefit of certain members of the Ofer family. The address of Cruise Associates is c/o CIBC Trust Company (Bahamas) Ltd., Post Office Box N-3933, Nassau, Bahamas.

(3)	Includes 33,281,900 shares owned by Cruise Associates, 3,000,000 shares owned by Osiris Holdings, Inc. (“Osiris”) and 1,621,300 shares owned by a subsidiary of Osiris. Osiris is a general partner of Cruise

Associates and disclaims beneficial ownership of the shares beneficially owned by Cruise Associates. The address of Osiris Holdings Inc. is c/o L’Estoril, 31 Avenue Princess Grace, MC 98000 Monaco.

(4)	According to a Schedule 13G filed by Barclays Global Investors, NA on January 23, 2007 with the U.S. Securities and Exchange Commission, Barclays Global Investors Japan Limited beneficially owns 28,360,384 shares of common stock as of December 31, 2006. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(5)	According to a Schedule 13G filed by Capital Research and Management Company on February 12, 2007 with the U.S. Securities and Exchange Commission, Capital Research and Management Company beneficially owns 17,075,000 shares of common stock as of December 29, 2006. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

Security Ownership of Directors and Executive Officers
      This table sets forth information as of March 12, 2007 about the amount of common stock beneficially owned by our current directors, current executive officers named in the Summary Compensation Table below, and the current directors and executive officers as a group.
      The number of shares beneficially owned by each named person or entity is determined under rules of the U.S. Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

	Amount Beneficially		Percent of
Name of Beneficial Owner	Owned(1)		Ownership(2)

Bernard W. Aronson	28,354		*
Richard D. Fain	2,102,054	(3)	1.0%
Adam M. Goldstein	170,990		*
Arvid Grundekjoen	33,354		*
Daniel J. Hanrahan	61,997		*
William L. Kimsey	15,354		*
Harri U. Kulovaara	61,578		*
Laura Laviada	93,354		*
Gert W. Munthe	3,354		*
Eyal Ofer	123,354	(4)	*
Thomas J. Pritzker	311,241	(4)	*
William K. Reilly	46,204		*
Bernt Reitan	1,823		*
Brian J. Rice	56,716		*
Arne Alexander Wilhelmsen	42,965,565	(5)	20.2%
All directors and executive officers as a group	46,075,292	(3)(4)(5)	21.6%

(1)	With respect to each beneficial owner, shares issuable upon exercise of his or her options that are exercisable on or within 60 days of March 12, 2007 are deemed to be outstanding for the purpose of computing the number of shares and percentage of common stock owned. Includes the following shares of common stock for which the following persons hold options exercisable on or within 60 days of March 12, 2007: Mr. Aronson, 26,964; Mr. Fain, 807,047; Mr. Goldstein, 106,978; Mr. Grundekjoen, 11,964; Mr. Hanrahan, 53,158; Mr. Kimsey, 13,964; Mr. Kulovaara 53,594; Ms. Laviada, 91,964; Mr. Munthe, 1,964; Mr. Ofer 96,964; Mr. Pritzker, 66,964; Mr. Reilly, 41,964; Mr. Reitan 1,107; Mr. Rice, 42,824; Mr. Wilhelmsen 1,964; and all directors and executive officers as a group, 1,419,384. Includes the following restricted stock units held by the following persons for which the restrictions have lapsed or lapse on or within 60 days of March 12, 2007: Mr. Aronson, 1,390; Mr. Fain, 31,510; Mr. Goldstein, 18,015; Mr. Grundekjoen, 1,390; Mr. Hanrahan, 8,092; Mr. Kimsey, 1,390;

Mr. Kulovaara 7,984; Ms. Laviada, 1,390; Mr. Munthe, 1,390; Mr. Ofer 1,390; Mr. Pritzker, 1,390; Mr. Reilly, 1,390; Mr. Reitan 716; Mr. Rice, 12,697; Mr. Wilhelmsen 1,390; and all directors and executive officers as a group, 91,524.

(2)	An asterisk denotes less than 1% of the outstanding common stock.

(3)	Includes 247 shares held by Mr. Fain’s daughter, 687,330 shares issued to a trust for the benefit of Mr. Fain, and 571,412 shares owned by Monument Capital Corporation as nominee for various trusts primarily for the benefit of certain members of the Fain family.

(4)	Does not include 33,281,900 shares held by Cruise Associates.

(5)	Includes 42,966,472 shares held by A. Wilhelmsen AS. Mr. Wilhelmsen disclaims beneficial ownership of those shares.

EQUITY COMPENSATION PLAN INFORMATION
      The following table summarizes our equity plan information as of December 31, 2006.

Number of
Securities
	Number of	Weighted-	Remaining Available
	Securities to Be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
	and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	6,307,553	$32.85	2,585,650
Equity compensation plans not approved by security holders	—	—	—
Total	6,307,553	$32.85	2,585,650

(1)	Includes the following plans: the 1990 Employee Stock Option Plan, the 1995 Incentive Stock Option Plan and the 2000 Amended and Restated Stock Award Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, executive officers and persons who own beneficially more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the U.S. Securities and Exchange Commission. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2005 annual meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act with the exception of (i) a change in beneficial ownership report on Form 4 filed by Mr. Pritzker relating to his acquisition of stock from various trusts in connection with services performed and (ii) the change in beneficial ownership reports on Form 4 filed by each of Messrs. Aronson, Fain, Goldstein, Gould, Grundekjoen, Hanrahan, Kimsey, Munthe Reilly, Rice and Wilhelmsen, relating to their respective acquisition of restricted stock units and stock options pursuant to the February 1, 2007 grant by the Company. All of the foregoing reports were inadvertently filed late, but have subsequently been filed.
Shareholders’ Agreement
      A. Wilhelmsen AS and Cruise Associates are parties to a Shareholders’ Agreement dated as of February 1, 1993 as amended (the “Shareholders’ Agreement”) and, pursuant thereto, have agreed upon certain matters relative to the organization and operation of the Company and certain matters concerning their respective ownership of the Company’s voting stock. Pursuant to the Shareholders’ Agreement, Wilhelmsen and Cruise Associates have agreed to vote their shares of common stock in favor of the following individuals as directors of the Company: (i) up to four nominees of Wilhelmsen (at least one of whom must be independent); (ii) up to four nominees of Cruise Associates (at least one of whom must be independent); and (iii) one nominee who must be Richard D. Fain or such other individual who is then employed as the Company’s chief executive officer.
      Of the persons nominated for election at the 2007 Annual Meeting, Wilhelmsen has nominated Gert W. Munthe and Bernt Reitan and Cruise Associates has nominated Thomas J. Pritzker. Of the remaining directors, Wilhelmsen nominated Arvid Grundekjoen and Arne Alexander Wilhelmsen, and Cruise Associates nominated Bernard W. Aronson, Laura Laviada and Eyal Ofer.
PROPOSAL 1: ELECTION OF DIRECTORS
Directors Standing for Election
      The Board of Directors is currently divided into three classes. The current term of office of directors in Class II expires at the 2007 Annual Meeting. The Board has proposed to nominate the four nominees described below, each of whom is currently serving as a Class II director, to be elected for a new term of three years and until his successor is duly elected and qualified. Upon the election of the nominees named below, there will be a total of eleven directors consisting of three directors in Class I and four directors in each of Class II and Class III. The election of each of the nominees to the Board of Directors requires the approval of a majority of the votes cast at the Annual Meeting.
      Each of the nominees has consented to serve as a director. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee named by the Board. The Class II directors standing for election are:
      William L. Kimsey, 64, has served as a Director since April 2003. Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board of Western Digital Corporation, Parsons Corporation, Accenture, Ltd. and NAVTEQ Corporation. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants.
      Gert W. Munthe, 50, has served as a Director since May 2002. Since September 2002, Mr. Munthe has served as managing partner of Ferd Private Equity, a private equity company that focuses on mid-cap companies in the technology area. From 1994 through January 2000, Mr. Munthe was a director of Alpharma, Inc., a life science company active in animal health and generic pharmaceuticals, and served as its Chief Operating Officer from 1998 until 1999 and as its Chief Executive Officer in 1999. From 1993 through 1998, Mr. Munthe was the President and Chief Executive Officer of NetCom, a leading wireless telecommunication operator in Norway that was listed on the Oslo and London Stock Exchanges. He served in the Royal Norwegian Navy and was previously with McKinsey & Co.
      Thomas J. Pritzker, 56, has served as a Director since February 1999. Mr. Pritzker is Chairman of Global Hyatt Corporation and Marmon Group, Inc. He is Chairman and Chief Executive Officer of The Pritzker Organization LLC. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and Chairman of the Art Institute of Chicago.
      Bernt Reitan, 59, has served as a director of the Company since September 2004. Mr. Reitan is an Executive Vice President of Alcoa Inc. and is the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan serves on the board of the International Primary Aluminum Institute and holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
Directors Continuing in Office

Class I Directors
      The following Class I directors are serving for a term ending in 2009:
      Bernard W. Aronson, 60, has served as a Director since July 1993. Mr. Aronson is currently Managing Partner of ACON Investments, LLC. Prior to that he served as international advisor to Goldman, Sachs & Co. From June 1989 to July 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. Prior to that, Mr. Aronson served in various positions in the private and government sectors. Mr. Aronson is a member of the Council on Foreign Relations. Mr. Aronson serves as a director of Liz Claiborne, Inc., Global Hyatt Corporation and Mariner Energy Incorporated.
      Richard D. Fain, 59, has served as a Director since 1979 and as our Chairman and Chief Executive Officer since 1988. Mr. Fain is Chairman of the Cruise Line International Association, an industry trade organization consisting of 16,000 travel agencies and 21 cruise lines. Mr. Fain has been involved in the shipping industry for over 25 years.
      Arvid Grundekjoen, 51, has served as a Director since November 2000. He serves as Chairman of the Supervisory Board of Anders Wilhelmsen & Co. AS, the management company for the companies owned by A. Wilhelmsen AS, and serves as Chairman of the supervisory boards of Statkraft AS and Creati AS. Mr. Gundekjoen has previously served as Chief Executive Officer of Anders Wilhelmsen & Co. AS.

Class III Directors
      The following Class III directors are serving for a term ending in 2008:
      Laura Laviada, 56, has served as a Director since July 1997. Ms. Laviada sits on the board of several public and not-for-profit companies in Mexico, including Telmex, and Grupo Financiero Inbursa, as well as Pro Mujer (an organization that provides mircro credit for women in Mexico) and the Museum of San Il defonso. Recently, Ms. Laviada participated with a group of investors in acquiring a controlling stake in Grupo Aeroportuario del Pacífico which operates 12 airports in Mexico’s Pacific region, including those in Puerto Vallarta, Guadalajara, Los Cabos and Tijuana. Ms. Laviada is also actively involved in the restoration and development of Mexico City’s downtown area. Prior to 2000, Ms. Laviada was the Chairman and Chief Executive Officer of Editorial Televisa, S.A. de C.V., the largest Spanish language magazine publisher in the world with 40 titles distributed throughout 19 countries.
      Eyal Ofer, 56, has served as a Director since May 1995. Mr. Ofer has served as the Chairman of Carlyle M.G. Limited since May 1991.
      William K. Reilly, 67, has served as a Director since January 1998. Mr. Reilly is the Founding Partner of Aqua International Partners L.P., an investment group that finances water and renewable energy companies. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the Payne Visiting Professor at Stanford University’s Institute of International Studies, president of World Wildlife Fund and of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund and Chairman of the Board of Advisors to the Nicholas Institute for Environmental Policy Solutions at Duke University, and also serves on the board of trustees of the American Academy in Rome, National Geographic Society and the Packard Foundation. He serves as a director of E.I. Du Pont de Nemours and Company, ConocoPhillips, AgraQuest and Eden Springs Ltd.

      Arne Alexander Wilhelmsen, 41, has served as a Director since May 2003. Mr. Wilhelmsen is a member of the board of directors of A. Wilhelmsen AS and other companies affiliated with A. Wilhelmsen AS and has held since 1995 a variety of managerial positions with such entities. In 2005, Mr. Wilhelmsen was elected President and Chief Executive Officer of Anders Wilhelmsen & Co. AS, the management company for the companies owned by A. Wilhelmsen AS. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and since 2001 has served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that is responsible for the sales and marketing activities of the Company in Europe. Mr. Wilhelmsen has a Masters of Business Administration from IMD, Lausanne, Switzerland.
Director Compensation for 2006
      Directors who are Company employees do not receive any fees for their services as directors. For services in 2006, each non-employee director was entitled to receive an annual retainer of $45,000 and $1,200 for each Board meeting attended in his or her capacity as director and $1,200 for each committee meeting attended. The Chair of the Audit Committee is entitled to an additional annual retainer of $20,000, the Chair of the Compensation Committee is entitled to an additional annual retainer of $10,000 and the Chairs of the Nominating and Director Affairs, and Environmental, Safety and Security Committees each is entitled to an additional annual retainer of $6,000. Other members of the Audit Committee are entitled to an additional annual retainer of $10,000 and other members of the Compensation, Nominating and Director Affairs, and Environmental, Safety and Security Committees are entitled to an additional annual retainer of $3,000. We pay all these fees quarterly in arrears. The foregoing fees were subject to a cap of $100,000 per year per director. Fees received by a director may be deferred in whole or in part under the Deferred Compensation Plan for the Board of Directors. Non-employee directors are reimbursed for travel expenses for meetings attended.
      At the discretion of the Board, each non-employee director was eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $70,000. Two-thirds of this annual grant was awarded in the form of restricted stock units and one-third was awarded in the form of options to purchase the Company’s common stock. Directors are encouraged to accumulate ownership of at least $100,000 of the Company’s common stock by 2008, including the value of restricted stock units.
      The Company believes that it is critical for the Board members to understand and appreciate its product and customers and wants to encourage them to cruise. Therefore, the Company provides Board members with one passenger cabin, upon request, on a complimentary basis. Immediate family traveling with Board members will receive a “family rate” of $40 per person per day. Non-family guests of Board members may purchase the cabin of their choice at a 25% reduction of the “lowest available fare” at time of booking.
      Consulting Arrangement with William K. Reilly. The Company has a consulting arrangement with Mr. Reilly under which it pays him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, the Company’s environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund.

      The table below summarizes the compensation of our outside directors in 2006.

	2006 Director Compensation

					Change in
	Fees Earned			Non-Equity	Pension Value
	or Paid in	Stock	Option	Incentive Plan	and NQDC	All Other
Name	Cash	Awards(1)	Awards(1)	Compensation	Earnings	Compensation(2)	Total

Bernard Aronson	$75,975	$41,160	$20,101	—	—	—	$137,236
John Chandris	$39,625	$34,035	$10,633	—	—	—	$84,293
Arvid Grundekjoen	$56,425	$41,160	$20,101	—	—	—	$117,686
William Kimsey	$79,450	$41,160	$35,430	—	—	—	$156,040
Laura Laviada	$57,625	$41,160	$20,101	—	—	—	$118,886
Gert Munthe	$78,375	$41,160	$20,101	—	—	—	$139,636
Eyal Ofer	$62,900	$41,160	$20,101	—	—	—	$124,161
Tom Pritzker	$59,300	$41,160	$20,101	—	—	—	$120,561
William K. Reilly	$59,300	$41,160	$20,101	—	—	—	$120,561
Bernt Reitan	$62,300	$32,141	$17,886	—	—	—	$112,327
Arne Alexander Wilhemsen	$56,425	$41,160	$20,101	—	—	—	$130,437

(1)	The columns titled “Stock Awards” and “Option Awards” report the 2006 equity grant expense, calculated in accordance with Statement of Financial Accounting Standard No. 123R, “Share-Based Payments” (“SFAS No. 123R”) excluding estimated forfeitures, for all equity grants expensed in 2006, regardless of their year of grant. All equity expense valuations are calculated utilizing the provisions of SFAS No. 123R. See Note 2 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(2)	The aggregate value of perquisites made available to directors is less than $10,000 per person.
     In February 2007, we increased director compensation. The new compensation amounts for 2007 are summarized below.

2007 Fees

Annual Retainer	$50,000
Audit Committee Chairman Retainer	$30,000
Audit Committee Member Retainer	$15,000
Compensation Committee Chairman Retainer	$15,000
Committee Chairman Retainer (All Other Committees)	$6,000
Committee Member Retainer (All Other Committees)	$5,000
Board Per Meeting Fees	$1,200
Committee Per Meeting Fees (All Committees)	$1,200
Equity Grant Value(1)	$90,000

(1)	One-third options and two-thirds RSUs.
Certain Relationships and Related Person Transactions

Related Person Transaction Policy and Procedure
      The Company has a written Related Person Transaction Policy that requires the review of all relationships and transactions in which the Company and any director or executive officer or their immediate family members are participants. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction, which is then presented to the Audit Committee. The Audit Committee is responsible for determining whether the related person has a direct or indirect material interest in the transaction. The following types of transactions are deemed not to create or involve a material interest on the part of the related person under the policy:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the Compensation Committee; and

•	director compensation arrangements, if such arrangements have been approved by the Board.
      If a transaction is deemed to create or involve a material interest on the part of a related person, then the Audit Committee reviews the transaction to determine whether it is in, or not inconsistent with, the best interests of the Company and its shareholders. In reviewing the transaction, the Audit Committee considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the materiality and character of the related person’s direct or indirect interest; and

•	the actual or apparent conflict of interest of the related person.
      If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will not be entered into or continued, as the case may be.

Related Person Transactions
      The Audit Committee reviewed and approved or ratified all of the following transactions in accordance with our Related Person Transaction Policy.
      During the year ended December 31, 2006, the Company paid the Global Hyatt Corporation approximately $1,450,000 for accommodations in approximately eleven locations to provide accommodations to the Company’s guests. In addition, certain employees of the Company stay at Hyatt Hotels while traveling on business and the Company may make use of Hyatt facilities for business purposes although Hyatt has no specific arrangement or understanding with the Company in that connection. Mr. Thomas J. Pritzker, one of the Company’s directors and shareholders, is Chairman of the Global Hyatt Corporation.
      In 2006, the Company paid Red Sail Sports approximately $625,000 as a shore excursions operator in the Caribbean. Mr. Thomas J. Pritzker is affiliated with Red Sail Sports.
      During the year ended December 31, 2006, the Company paid an affiliate of A. Wilhelmsen AS approximately $230,000 for crew manning services for the Company. Mr. Arne Alexander Wilhelmsen is a director of A. Wilhelmsen AS and a director and shareholder of the Company.
      In 2006, the Company paid ScanShip Environmental $4,357,572. ScanShip Environmental provides the advanced waste water purification system onboard Serenade of the Seas and Freedom of the Seas.

Mr. William K. Reilly, one of the Company’s directors and shareholders is affiliated with ScanShip Environmental.
      During the year ended December 31, 2006, the Company paid Mr. Reilly $300,000 under his consulting arrangement with the Company, which is described above in “Consulting Arrangement with William K. Reilly.”
      During the year ended December 31, 2006, the Company paid Drinker Biddle & Reath $151,738 for legal services. The father of Mr. Adam Goldstein, President of Royal Caribbean International, is a partner at Drinker Biddle & Reath.
PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP has served as the Company’s independent registered certified public accounting firm for over 15 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.
      Although ratification by the shareholders of the appointment of the independent registered certified public accounting firm for the Company is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selection of another accounting firm for 2007 and future years.
      Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005 were:

	2006	2005

Audit fees	$1,525,640	$1,461,489
Audit-related fees	50,000	46,000
Tax fees	70,500	69,820
All other fees	2,780	1,500

Total	$1,648,920	$1,578,809

      Pursuant to the terms of its charter, the Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent registered certified public accounting firm. The Chairman of the audit committee also has the authority to approve any non-audit engagements with the independent registered certified public accounting firm but must report any such approvals to the Committee at its next meeting. Our audit committee was not called upon in the years ended December 31, 2006 or 2005 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the U.S. Securities Exchange Commission.
      The audit fees for the years ended December 31, 2006 and 2005 were for professional services rendered for the annual audits of our consolidated financial statements, opinions on management’s assessment of our effectiveness of internal control over financial reporting in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits required by foreign jurisdictions, quarterly reviews, consents, comfort letters and review of documents filed with the U.S. Securities and Exchange Commission.
      The audit-related fees for the years ended December 31, 2006 and 2005 were for the audits of employee benefit plans.
      Tax fees for the year ended December 31, 2006 were for services performed in connection with international tax compliance, consulting, tax research and transfer pricing services. Tax fees for the year ended December 31, 2005 were for services performed in connection with international tax compliance.

      The audit committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.
REPORT OF THE AUDIT COMMITTEE
      In accordance with its charter, the Audit Committee of Royal Caribbean Cruises Ltd. (the “Company”) is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent registered certified public accounting firm.
      It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditors’ and the independent registered certified public accounting firm’s responsibilities are to review and, when appropriate, audit the financial statements and internal controls over financial reporting. The independent registered certified public accounting firm has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.
      The Audit Committee has reviewed and discussed the audited financial statements contained in the 2006 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its independent registered certified public accounting firm. The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 90, Audit Committee Communications, as amended. The Audit Committee has received the written disclosures and the letter from the independent registered certified public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended and has discussed with the independent registered certified public accounting firm their independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the independent registered certified public accounting firm.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
OF ROYAL CARIBBEAN CRUISES LTD.
William L. Kimsey, Chairman
Bernard W. Aronson
Gert W. Munthe
Bernt Reitan

REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) and, based on such review and discussion, has recommended to the Board that the CD&A be included in this proxy statement.
Compensation Committee of the Board of Directors
Bernt Reitan, Chairman
Bernard Aronson
Laura Laviada
Gert Munthe
COMPENSATION DISCUSSION AND ANALYSIS
      Royal Caribbean, or RCL, is the second largest cruise company in the world, offering cruises to approximately 310 destinations. We operate 35 ships under three different brands, and employ approximately 43,000 people worldwide and on board our ships. Our industry has historically enjoyed rapid growth, but it has significant fixed costs: we must acquire, maintain and upgrade our ships, we must continually invest in technological upgrades to our systems and products for passenger services as well as our corporate infrastructure and travel trade systems, and our labor costs are not elastic.
      We have historically operated our business with a small and tightly integrated management team. We have designed our compensation system to promote retention, stability and motivation of these managers by providing attractive compensation levels, and to encourage managers to maximize the value of shareholders’ investment in the company by providing short- and long-term incentive opportunities. Under our system, we expect that senior executives’ actual total compensation will be directly related to the company’s operational performance. While elements of our compensation packages are quantitative in nature, we believe that compensation must take into account many subjective or judgmental considerations. We therefore intend to avoid an overly formulaic approach to determining compensation levels.
      The Compensation Committee of the Board of Directors (the “Committee”), which consists exclusively of independent directors, oversees our compensation programs for our executive officers including the executives named in this Proxy Statement, whom we call the Named Executive Officers, or NEOs. The Committee reviews compensation philosophy and conclusions with management, as well as with the full Board.
      The Committee also engages an executive compensation consultant. The consultant assists with constructing the Market Comparison Group described below and analyzing the relative levels of each form of compensation for our NEOs as compared with comparable executives of companies in the Market Comparison Group.
      The consultant’s personnel regularly confer with management, and our Department of Human Resources sometimes serves in a staff role to the consultant and the Committee by collecting and presenting data and other analyses requested by the Committee. However, the consultant’s personnel have regular direct access to the Committee members and are available for direct advice to the Committee in which management does not have input. Any other projects performed by the consultant for us are approved or ratified by the Committee.
      At the beginning of 2006, the Committee’s consultant was Buck Consulting. Owing to turnover in personnel, however, the Committee transferred the engagement to Watson Wyatt Worldwide in September 2006.
      The compensation of RCL’s executive officers consists principally of three elements: base salary, annual cash incentive payment opportunity and long-term incentive opportunities, comprised of stock options and time-vested restricted stock units.

      We determine the levels of each element of compensation by comparing our compensation to that of a group of companies we believe to be an appropriate comparator group. Companies in the group generally operate in the travel and tourism, hospitality, leisure, air transportation and food/beverage industries and are generally similar to us in size. We include these businesses because each of them has characteristics that are similar to a major component of our business, even though many of them may not be direct or indirect competitors in our industry. We try to keep the group as stable as possible from year to year but turnover in the group does occur when companies change significantly in scope, cease to be public companies, significantly underperform the group or otherwise cease to be appropriate comparators. We obtain the data on these companies and the compensation of their executives from the companies’ public filings and rely on our compensation consultant, discussed below, to assist us in obtaining and analyzing this information. The companies currently included in RCL’s market comparison group (“Market Comparison Group”) for 2006 are:

•	Alaska Air Group, Inc.;

•	Brunswick Corporation;

•	Carnival Corporation;

•	Darden Restaurants, Inc.;

•	Harrah’s Entertainment, Inc.;

•	Hilton Hotels Corporation;

•	MGM Mirage;

•	Sabre Holdings;

•	Southwest Airlines;

•	Starbucks Corporation; and

•	Starwood Hotels and Resorts Worldwide, Inc.
      The elements of our compensation system are discussed more fully below.
Base Salary
      We compare base salaries of executive officers with those of the Market Comparison Group. We intend to set base salaries of Named Executive Officers at competitive levels for their respective positions, taking into account experience, performance and other individual factors. We therefore typically adjust salaries mainly to reflect market adjustments, inflation and promotions or job restructurings. For 2006, we adjusted base salaries in February 2006. See also “Actions in 2007” below.
      Our goal in determining the proportion of total target compensation represented by base salary is to pay an amount of fixed compensation that is competitively attractive, in order to retain and motivate the caliber of executive talent that we believe we require. At target, fixed base salary would constitute approximately 25% of Mr. Fain’s total compensation and 33% of total compensation for other NEOs. We believe these proportions at these levels are consistent with the market practices of our competitors and with those of the Market Comparison Group as well as with our pay-for-performance philosophy.
Performance-Based Annual Incentives
      We award annual performance incentives that are tied to RCL’s overall financial results as well as the performance of each named executive officer and his area of responsibility or business unit. The annual incentives include up to four components: Corporate Performance, Brand Performance (if applicable), Individual Performance and a final bonus multiplier based on the Committee’s assessment of overall operational performance. As noted above, we operate in a leveraged, high fixed cost environment. Our annual incentives are therefore designed to reward generation of net income and positive cash flow. We believe that short-term incentive pay focuses our executives on annual results, which enables us to better manage the cyclicality which tends to occur in our business.
      For fiscal 2006, the Committee established for each Named Executive Officer a target incentive opportunity, expressed as a percentage of base salary. The Committee also established a net income target for the company, and an EBITDA target for each of its two larger brands, Royal Caribbean International (“RCI”) and Celebrity Cruises (“Celebrity”). The Committee also established threshold and maximum levels of performance for each level. The target bonuses and the portions thereof derived from corporate, brand (if applicable) and individual performance for each active NEO are set forth below.

	Target Bonus
Name	(% of base salary)	Weighting

Richard D. Fain	130%	75% RCL; 25% individual
Brian J. Rice	70%	75% RCL; 25% individual
Adam M. Goldstein	70%	38% RCI; 37% RCL; 25% individual
Daniel J. Hanrahan	70%	38% Celebrity; 37% RCL; 25% individual
Harri U. Kulovaara	50%	67% RCL; 33% individual
      For 2006, the Committee established corporate level performance criteria as set forth below. The targets were consistent with the Company’s operating plan and we considered them challenging, but achievable.

Performance Level	Funding Level

Below Threshold	No funding
At Threshold	5% of funding
At Target	100% of funding
At Maximum	300% of funding
      Our annual incentive plan, as well as our philosophy in administering it as described above, contemplates that the Committee will review the financial performance of the Company and will make adjustments for anomalies which in the Committee’s judgment should not be taken into consideration in measuring management performance. Accordingly, we applied certain adjustments to corporate net income for purposes of determining the extent to which bonuses were earned. Our reported net income was $633.9 million. We added to our reported net income amounts reflecting the increase in the price of fuel (which the Company does not predict). Also, we subtracted income relating to the partial settlement of a lawsuit, net of related costs, and we adjusted for increased interest costs resulting from a recapitalization undertaken by the Company during the year to reduce shareholder dilution. The net effect of these adjustments was to increase net income deemed “achieved”, for purposes of the plan. The adjusted net income resulted in an award percentage of 190.3% for the portion of the individual’s bonus that was based on corporate level performance. The remainder of each officer’s bonus resulted from the determination of brand performance compared with the goals established at the beginning of the year, if applicable to that executive, and the Committee’s assessment, together with the CEO (except with regard to himself) of the NEO’s personal performance.
      In determining each executive’s individual performance component, the Committee evaluated the executive’s overall contributions to the success of the Company and his brand, as applicable; how the executive directed his area of responsibility to meet challenges in the market; the results of specific projects the executive may have been responsible for during the year, and overall performance compared with competitors.
      After determination of the bonuses as described above, the Committee applied a performance multiplier, which modifies the bonus for all executives upwards or downwards by as much as 15% based on operational performance relative to industry competitors, subject to the maximum funding limit of 300% of target. For fiscal 2006, the Company realized very positive net income and cash flow results, so the Committee increased annual bonuses of active NEOs by 15%, resulting in the amounts reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

      In addition to his annual bonus, Mr. Kulovaara, whose principal responsibilities include the oversight of ship design and construction, received a special performance bonus of $200,000 related to the extraordinarily successful completion and delivery of a new cruise ship in 2006.
      Mr. Leon retired effective November 17, 2006. The benefits he received in connection with his retirement, which were determined in accordance with his employment contract, are discussed below under “Payments upon Termination of Employment.”
Long-Term Incentive Awards
      We grant long-term equity-based incentive compensation awards under the RCL Amended and Restated 2000 Stock Award Plan, which was approved by shareholders in May 2004. Under the Plan, the Committee can grant the following types of awards: stock options, restricted stock, restricted stock units, performance shares, and stock appreciation rights. We award equity-based long-term awards because we believe that such awards link management’s risk and investment decisions with shareholder interests, and promote retention, stability and corporate loyalty among our senior executives.
      As in previous recent years, the Committee determined for 2006 to grant long-term incentive awards for each executive officer in a mix of stock options and time-vested restricted stock units. The Committee first determined an aggregate target award value to be granted to each recipient based on comparison with executives at comparable levels in the Market Comparison Group. Then, as shown below, the Committee allocated up to 75% of the award value to RSUs and the remainder to options, based on a Black-Scholes valuation of the option. In making the allocation between the two types of awards, the Committee considered that, of the two award designs, RSUs have a relatively greater retentive effect, and options have a relatively greater performance incentive impact. Also, the Committee considered the shareholder dilutive effect of the two awards, which is greater in the case of options.
      As noted above, we believe stability and retention of our management team are important to our long-term success. In balancing the Company’s retention objectives with its pay-for-performance philosophy, the Committee considered the spectrum of potential equity instrument designs, vesting criteria and schedules. We determined to use RSUs and options because we believe that, in the proportions we have established, this combination reflects the optimum balance between our performance incentive and retention goals. To further promote retention, we have designed our equity awards to vest over a four-year period. As the awards are inherently tied to the performance of Company stock, we believe that a vesting schedule based on continued service is appropriate to meet the desire both for retention and for performance incentive. Options have a ten-year term and an exercise price equal to the fair market value of the RCL common stock on the grant date. See also “Option Grant Practices” below.

Name	Target Grant Value	Allocation

Richard D. Fain	$1,600,000	25% options; 75% RSUs
Brian J. Rice	$500,000	25% options; 75% RSUs
Adam M. Goldstein	$600,000	25% options; 75% RSUs
Daniel J. Hanrahan	$500,000	25% options; 75% RSUs
Harri U. Kulovaara	$300,000	50% options; 50% RSUs
      In addition to the annual grants of options and RSUs noted above, the Company makes quarterly grants of stock to a trust for Mr. Fain’s benefit, as discussed at page 32. These grants are intended to give Mr. Fain a wealth creation opportunity commensurate with that of similarly-situated executives in other companies, as well as to more closely link his long term interests to those of shareholders.
      Our equity-based long term incentives also facilitate compliance with the stock ownership guidelines for RCL’s executive officers that the Board of Directors has adopted, which are discussed below. We believe that significant equity ownership by management links managerial behavior to long term shareholder interests.

Stock Ownership Guidelines
      The stock ownership guidelines adopted by the Board, at the recommendation of the Committee, state that over a three-year period, executive officers are expected to accumulate RCL common stock, along with derivative forms of RCL equity such as unvested and vested stock options, having a fair market value equal to the following multiples of their base salaries:

Chairman & CEO	5 times base salary
Brand Presidents & all other Executive Officers	3 times base salary
      As of December 31, 2006, each active Named Executive Officer has met or exceeded his stock ownership guidelines objective. Mr. Leon is no longer subject to the guidelines.
Option Grant Practices
      The Committee grants options and other equity awards each year at its February meeting. The dates of these meetings are fixed months in advance. All options have an exercise price of not less than 100% of the fair market value of the underlying shares on the date of the Committee’s action. Our equity plan requires that we determine fair market value by averaging the high and low prices of our stock on the grant date, which will usually result in trivial differences between our exercise price and the closing price of the stock on the grant date. In 2006, the closing price happened to be two cents lower than the daily high/low average price. We grant a small number of equity awards outside the annual grant cycle in connection with events such as hiring and promotion. These grants are priced, pursuant to the terms of our equity plan, at the daily high/low average on the grant date.
Role of Executive Officers in Determining Executive Compensation
      The Committee determines all elements of the compensation of the NEOs. For NEOs other than the CEO, the Committee consults with and receives the recommendation of the CEO, but is ultimately responsible for determining whether to accept such recommendations.
Severance
      As described more fully following the Summary Compensation Table, the Company has entered into Employment Agreements with each of the NEOs. These Agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this proxy statement under the heading “Payments Upon Termination of Employment.”
      We do not currently provide special or enhanced severance benefits if termination should follow a change in control of the Company; however, the Compensation Committee of the Board may in its discretion accelerate the vesting of our long term equity awards in connection with a change in control.
Other Elements of Compensation
      In addition to the three principal elements of compensation noted above, we offer a package of retirement, medical and welfare benefits in which our NEOs participate on a basis commensurate with that of all salaried employees. Our NEOs do not participate in our actuarial defined benefit pension plan, but they do participate in our qualified defined contribution retirement plan, as well as our nonqualified (unfunded) deferred compensation plan. Also, our NEOs participate in a plan which restores to them the benefits they are unable to receive under our qualified retirement plan due to IRS limitations. We also provide life insurance coverage for up to five times salary to our senior executives.
      We provide very few perquisites, or personal benefits. These include Company subsidized automobile leases, discount on Company cruises, annual executive physicals and spousal travel.

Impact of Tax and Accounting Treatment
      We are not currently subject to the deduction limitations of Section 162(m) of the U.S. Internal Revenue Code, and thus do not currently comply with the requirements for “qualified performance based compensation” under that section. We strongly believe, however, that performance based compensation is important, and that our annual and long term incentive arrangements are closely tied to Company performance.
Actions in 2007
      In early 2007, as part of its regular annual review of the total compensation of the active NEOs, the Committee in consultation with its consultant ascertained that one or more of base salary, target annual incentive and target long term equity award value for each of the active NEOs were below current benchmark levels, as described above. Accordingly, in January 2007, the Committee raised base salaries for NEOs other than Mr. Fain, and raised target annual and long term award levels for all NEOs to bring target levels closer to market medians. The adjustment to Mr. Rice’s levels also reflected his promotion to Chief Financial Officer in November 2006.

EXECUTIVE COMPENSATION
Summary Compensation Table

	2006 Summary Compensation Table

							Change in
							Pension
							Value
						Non-Equity	and
Name and Principal				Stock	Option	Incentive Plan	NQDC	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total

Richard D. Fain	2006	$1,017,789	0	$1,559,246	$324,528	$2,914,960	$33,069	$113,827	$5,963,419
Chairman of the Board and CEO
Brian J. Rice	2006	$440,385	0	$407,937	$129,143	$675,506	$22,923	$69,118	$1,745,012
Executive Vice President, CFO
Luis E. Leon(6)	2006	$538,942	N/A	$566,675	$267,341	N/A	$3,286	$2,040,387	$3,416,631
Former Executive Vice President and CFO
Adam M. Goldstein	2006	$570,192	0	$532,034	$126,853	$674,571	$22,478	$88,548	$2,014,676
President of Royal Caribbean International
Daniel J. Hanrahan	2006	$492,788	0	$362,299	$122,977	$773,657	$12,552	$66,868	$1,831,141
President of Celebrity Cruises
Harri U. Kulovaara(7)	2006	$361,750	$200,000	$173,833	$123,604	$362,557	$27,733	$69,054	$1,318,531
Executive Vice President, Maritime

(1)	We report annual incentive bonus awards in the column headed “Non-Equity Incentive Plan Compensation.”

(2)	The column headed “Stock Awards” reports the expense, calculated in accordance with the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123R”), excluding estimated forfeitures, recognized in 2006 in respect of all outstanding restricted stock unit awards, regardless of their year of grant. Generally, the aggregate expense is composed of amounts arising from awards granted to the NEOs in 2004, 2005 and 2006. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 2 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006. In the case of Mr. Fain, the amount shown includes the accounting expense relating to stock issued to a trust for Mr. Fain’s benefit described on page 32. These shares are valued at $13.875 per share, the value of the Company’s common stock on the effective date of the trust agreement (as adjusted for subsequent stock splits).

(3)	The column headed “Option Awards” reports the expense, calculated in accordance with SFAS No. 123R excluding estimated forfeitures, recognized in 2006 in respect of all outstanding stock option awards, regardless of their year of grant. Generally, the aggregate expense is composed of amounts arising from awards granted to the NEOs in 2004, 2005 and 2006. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 2 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006.

(4)	The named executive officers do not participate in any of the company’s qualified or non-qualified defined benefit or actuarial plans. The named executive officers do participate in the company’s tax-qualified non-contributory defined contribution pension plan and nonqualified, non-contributory supplemental executive retirement plan. Additionally, Messrs. Rice, Hanrahan and Kulovaara participate in the company’s Non-Qualified 401(k) plan. The aggregate above-market earnings on these named executive officers’ holdings in the Non-Qualified 401(k) Plan are listed under the column headed “Change in Pension Value and NQDC Earnings.” The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under a 5.89% annual growth rate (120% of the applicable federal long-term rate at December 2006).

(5)	Please see the following table entitled “All Other Compensation” for an itemized disclosure of this element of compensation.

(6)	Mr. Leon retired effective November 17, 2006. We discuss the payments and benefits received by Mr. Leon in connection with his retirement under “Payments Upon Termination of Employment.”

(7)	Mr. Kulovaara became an executive officer on February 23, 2007.

	All Other Compensation

				Company
				Contributions to
				Nonqualified
				Defined
				Contribution and
		Life Insurance		Deferred
Name and Principal Position	Total Perquisites(1)	Policies	Severance Payments	Compensation Plans	Total

Richard D. Fain	$30,294	$39,551	N/A	$43,982	$113,827
Chairman of the Board and CEO
Brian J. Rice	$17,162	$7,974	N/A	$43,982	$69,118
Executive Vice President, CFO
Luis E. Leon	$27,920	$24,294	$1,988,173	$0	$2,040,387
Former Executive Vice President and CFO
Adam M. Goldstein	$37,249	$7,317	N/A	$43,982	$88,548
President of Royal Caribbean International
Daniel J. Hanrahan	$19,312	$9,071	N/A	$38,485	$66,868
President of Celebrity Cruises
Harri U. Kulovaara	$12,720	$12,924	N/A	$43,410	$69,054
Executive Vice President, Maritime

(1)	Perquisites provided by the Company include subsidized automobile leases, discounts on Company cruises, annual executive physicals and spousal travel.

Grants of Plan-Based Awards

	2006 Grants of Plan-Based Awards

								All Other
								Stock	All Other
								Awards:	Option			Grant Date
		Estimated Future Payouts Under						Number	Awards:	Exercise	Closing	Fair Value
		Non-Equity Incentive Plan			Estimated Future Payouts Under			of	Number of	or Base	Stock	of
		Awards (1)			Equity Incentive Plan Awards			Shares of	Securities	Price	Price at	Stock and
	Grant							Stock or	Underlying	of Option	Date of	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards (2)	Grant	Awards (3)

Richard D. Fain	—	$66,625	$1,332,500	$3,997,500	—	—	—	—	—	—	—	—
Chairman of	2/6/06	—	—	—	—	—	—	27,021	—	—	$44.39	$1,199,462
the Board and CEO	2/6/06	—	—	—	—	—	—	—	28,269	$44.41	$44.39	$399,962

Brian J. Rice	—	$15,750	$315,000	$945,000	—	—	—	—	—	—	—	—
Executive Vice	2/6/06	—	—	—	—	—	—	8,444	—	—	$44.39	$374,829
President, CFO	2/6/06	—	—	—	—	—	—	—	8,834	$44.41	$44.39	$124,985

Luis E. Leon	2/6/06	—	—	—	—	—	—	10,133	—	—	$44.39	$449,804
Former Executive	2/6/06	—	—	—	—	—	—	—	10,601	$44.41	$44.39	$149,986
Vice President and CFO

Adam M. Goldstein	—	$20,125	$402,500	$1,207,500	—	—	—	—	—	—	—	—
President of	2/6/06	—	—	—	—	—	—	10,133	—	—	$44.39	$449,804
Royal Caribbean International	2/6/06	—	—	—	—	—	—	—	10,601	$44.41	$44.39	$149,986

Daniel J. Hanrahan	—	$17,500	$350,000	$1,050,000	—	—	—	—	—	—	—	—
President of	2/6/06	—	—	—	—	—	—	8,444	—	—	$44.39	$374,829
Celebrity Cruises	2/6/06	—	—	—	—	—	—	—	8,834	$44.41	$44.39	$124,985

Harri U. Kulovaara	—	$9,075	$181,500	$544,500	—	—	—	—	—	—	—	—
Executive Vice	2/6/06	—	—	—	—	—	—	3,378	—	—	$44.39	$149,949
President, Maritime	2/6/06	—	—	—	—	—	—	—	10,601	$44.41	$44.39	$155,945

(1)	These values represent the threshold, target and maximum payouts under the annual incentive bonus plan. Threshold is equal to 5% of target and maximum is equal to 300% of target.

(2)	The stock option exercise price is the average of the high and low stock price on the date of grant.

(3)	The grant date fair values of the 2006 equity awards are calculated in accordance with SFAS No. 123R. See Note 2 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying the valuation of these awards.

Additional Information
      Employment Agreement with Mr. Richard D. Fain. During 2006, Mr. Fain’s compensation was governed by our agreement with him dated December 21, 2001. The following is a description of the material terms of this agreement.
      The agreement provides that Mr. Fain will continue to receive all compensation (including salary, bonus, benefit plans, stock option plans, deferred compensation arrangements and pension programs) that he was receiving on the date the agreement was entered into, which shall be payable in accordance with the Company’s standard payroll practices for salaried employees. With respect to his annual bonus, the amount of the bonus and his participation in the Company’s bonus plans will be determined generally in accordance with past practice. Mr. Fain’s compensation may be increased, but cannot be decreased.
      If Mr. Fain’s employment with the Company is terminated by the Company for any reason, other than for cause, Mr. Fain is entitled to receive not less than nine months written notice. All vested stock options held by Mr. Fain shall, to the extent allowed under the terms of the relevant grant or award and subject to the approval of the Compensation Committee, be exercisable during the twelve-month period beginning on the date of Mr. Fain’s termination of employment. To the extent available to Company employees, for two years after his termination, Mr. Fain shall be entitled to participate in all health, medical and dental benefit plans of the Company, other than life and disability coverage, or be provided with comparable coverage. Mr. Fain will be responsible for paying all applicable required contributions. In the event that Mr. Fain does not receive nine months written notice of such termination, he shall be entitled to receive compensation for nine months in lieu of notice.
      The Company has agreed to pay all legal and accounting fees incurred by Mr. Fain in connection with his enforcement of the agreement or any other compensation-related plan or arrangement of the Company, unless his claim is found by a court to have been frivolous.
      We have entered into a trust agreement dated as of June 30, 1994 and amended as of September 30, 1998 (the “Trust Agreement”), with Gary Hammond, as Trustee (the “Trustee”), in order to establish a trust (the “Trust”) in favor of Mr. Fain as described in page 32.
      Employment Agreement with Mr. Adam M. Goldstein. We have entered into an employment agreement dated April 25, 2005, with Mr. Adam M. Goldstein, the President of Royal Caribbean International. The following is a description of the material terms of Mr. Goldstein’s employment agreement.
      The term of the agreement shall always be two years, unless sooner terminated as provided in the agreement. The agreement provides for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company. Mr. Goldstein is eligible to participate in any cash bonus compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives. Under the terms of the agreement, Mr. Goldstein is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion.
      Mr. Goldstein’s employment can be terminated by us or by him at any time. If the Company terminates Mr. Goldstein’s employment without cause or if Mr. Goldstein resigns for “good reason” (as defined in the agreement), he is entitled to receive: an amount equal to two times his annual base salary which shall be payable, at the Company’s discretion, in accordance with our payroll practices or in periodic lump sums; his target annual bonus that would have been earned during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to Mr. Goldstein’s outplacement. At the sole discretion of the Company, Mr. Goldstein is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.

      Mr. Goldstein has agreed not to compete with us during the term of his employment and for two years following termination of his employment and to refrain from (i) employing our employees during this period or (ii) soliciting our employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the agreement and subsequent to the termination of the agreement, Mr. Goldstein agrees not to disclose or use any confidential information.
      Employment Agreement with Mr. Daniel J. Hanrahan. Our subsidiary Celebrity Cruises, Inc. has entered into an employment agreement dated April 25, 2005, with Mr. Daniel J. Hanrahan, the President of Celebrity Cruises. The following is a description of the material terms of Mr. Hanrahan’s employment agreement.
      The term of the agreement shall always be two years, unless sooner terminated as provided in the agreement. The agreement provides for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company. Mr. Hanrahan is eligible to participate in any cash bonus compensation program available to similarly situated executives of Celebrity Cruises and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives. Under the terms of the agreement, Mr. Hanrahan is eligible to participate in any equity or long-term incentive plans available to full time executives of Celebrity Cruises and is eligible to receive awards under such plans as determined by Celebrity Cruises.
      Mr. Hanrahan’s employment can be terminated by Celebrity Cruises or by him at any time. If Celebrity Cruises terminates Mr. Hanrahan’s employment without cause or if Mr. Hanrahan resigns for “good reason” (as defined in the agreement), he is entitled to receive: an amount equal to two times his annual base salary which shall be payable, at Celebrity Cruises’ discretion, in accordance with its payroll practices or in periodic lump sums; his target annual bonus that would have been earned during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to Mr. Hanrahan’s outplacement. At the sole discretion of Celebrity Cruises, Mr. Hanrahan is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.
      Mr. Hanrahan has agreed not to compete with us during the term of his employment and for two years following termination of his employment and to refrain from (i) employing Celebrity Cruises’ employees during this period or (ii) soliciting its employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the agreement and subsequent to the termination of the agreement, Mr. Hanrahan agrees not to disclose or use any confidential information.
      Employment Agreement with Mr. Luis Leon. We entered into an employment agreement dated March 10, 2005 with Mr. Luis E. Leon, one of our Executive Vice Presidents and our Chief Financial Officer. This agreement governed the payments and benefits he received upon his retirement in November 2006, which is discussed under “Payments Upon Termination of Employment.” The following is a description of the material terms of this agreement.
      The term of the agreement shall always be two years, unless sooner terminated as provided in the agreement. The agreement provides that Mr. Leon’s base salary shall be designated from time to time by the Company in writing to Mr. Leon. The base salary may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company. Mr. Leon is eligible to participate in any cash bonus compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives. Under the terms of the agreement, Mr. Leon is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion. The

Company has agreed to purchase a life insurance policy for Mr. Leon in an amount equal to the amount generally available to Company officers, plus an amount equal to two times Mr. Leon’s base salary.
      Mr. Leon’s employment can be terminated by us or by him at any time. If the Company terminates Mr. Leon’s employment without cause or if Mr. Leon resigns for “good reason” (as defined in the agreement), he is entitled to receive: an amount equal to two times his annual base salary which shall be payable, at the Company’s discretion, in accordance with our payroll practices or in periodic lump sums; his target annual bonus that would have been earned during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to Mr. Leon’s outplacement. At the sole discretion of the Company, Mr. Leon is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.
      Mr. Leon has agreed not to compete with us during the term of his employment and for two years following termination of his employment and to refrain from (i) employing our employees during this period or (ii) soliciting our employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the agreement and subsequent to the termination of the agreement, Mr. Leon agrees not to disclose or use any confidential information.
      Employment Agreement with Mr. Brian J. Rice. We have entered into an employment agreement dated April 25, 2005, with Mr. Brian J. Rice, Executive Vice President, Revenue Performance. The following is a description of the material terms of Mr. Rice’s employment agreement.
      The term of the agreement shall always be two years, unless sooner terminated as provided in the agreement. The agreement provides for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company. Mr. Rice is eligible to participate in any cash bonus compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives. Under the terms of the agreement, Mr. Rice is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion.
      Mr. Rice’s employment can be terminated by us or by him at any time. If the Company terminates Mr. Rice’s employment without cause or if Mr. Rice resigns for “good reason” (as defined in the agreement), he is entitled to receive: an amount equal to two times his annual base salary which shall be payable, at the Company’s discretion, in accordance with our payroll practices or in periodic lump sums; his target annual bonus that would have been earned during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to Mr. Rice’s outplacement. At the sole discretion of the Company, Mr. Rice is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.
      Mr. Rice has agreed not to compete with us during the term of his employment and for two years following termination of his employment and to refrain from (i) employing our employees during this period or (ii) soliciting our employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the agreement and subsequent to the termination of the agreement, Mr. Rice agrees not to disclose or use any confidential information.
      Employment Agreement with Mr. Harri U. Kulovaara. We have entered into an employment agreement dated April 24, 1995, and amended September 5, 2000, with Mr. Harri U. Kulovaara, Senior Vice President of Marine Operations for Royal Caribbean International. This agreement governed Mr. Kulovaara’s compensa-

tion in 2006, but has since been superseded by a new employment agreement effective as of February 12, 2007. The following is a description of the material terms of Mr. Kulovaara’s employment agreement in effect for 2006.
      The initial term of the agreement is two years, and the agreement is extended thereafter for an indefinite period unless and until terminated as provided in the agreement. The agreement provides for an annual base salary which may be increased (but not decreased) after the first year of the term of the agreement at the sole discretion of the Company. Mr. Kulovaara is eligible to participate in any cash bonus compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives.
      Mr. Kulovaara’s employment can be terminated by us for cause (as defined in the agreement) at any time or by him upon six months’ notice. If the Company terminates Mr. Kulovaara’s employment without cause, thirty days’ notice is required and Mr. Kulovaara is entitled to receive an amount equal to two times his annual base salary, which shall be payable in twelve equal installments.
      Mr. Kulovaara has agreed not to compete with us during the term of his employment and for one year following termination of his employment (unless he is terminated without cause) and to refrain from (i) employing our employees during this period or (ii) soliciting our employees, consultants or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the agreement and subsequent to the termination of the agreement, Mr. Kulovaara agrees not to disclose or use any confidential information.
      Non-Solicitation Agreements. In addition to any non-solicitation agreement that may be contained in his employment agreement, each executive officer has agreed that until twelve months after his termination of employment with us, he will not solicit, induce, recruit or otherwise cause any person that we employ to terminate his or her employment with us for the purpose of becoming employed or associated with the executive officer or any third party.

Outstanding Equity Awards at Fiscal Year-End

	2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)					Stock Awards (1)

									Equity
									Incentive
									Plan
									Awards:
									Market
								Equity	or
								Incentive	Payout
								Plan Awards:	Value of
			Equity				Market	Number of	Unearned
	Number		Incentive				Value	Unearned	Shares,
	of	Number	Plan Awards:				of Shares	Shares,	Units or
	Securities	of	Number of			Number of	or Units	Units or	Other
	Underlying	Securities	Securities			Shares or	of Stock	Other	Rights
	Unexercised	Underlying	Underlying			Units of	Held That	Rights	That
	Options	Unexercised	Unexercised	Option	Option	Stock Held	Have Not	That Have	Have
	Exercisable	Options	Unearned	Exercise	Expiration	That Have	Yet Vested	Not Yet	Not Yet
Name	(1)	Unexercisable	Options	Price	Date	Not Vested	(2)	Vested	Vested

Richard D. Fain	100,000	—	—	$35.09	02/05/09	—	—	—	—
Chairman of the	150,000	—	—	$48.00	02/04/10	—	—	—	—
Board and CEO	75,000	—	—	$28.78	03/03/10	—	—	—	—
	450,000	—	—	$9.90	10/12/11	—	—	—	—
	11,784	11,782	—	$40.06	03/17/14	—	—	—	—
	3,652	10,954	—	$47.93	02/10/15	—	—	—	—
	—	28,269	—	$44.41	02/06/16	—	—	—	—
	—	—	—	—	—	354,917	$14,686,465	—	—

Brian J. Rice	25,000	—	—	$48.00	02/04/10	—	—	—	—
Executive Vice	3,125	—	—	$28.78	03/03/10	—	—	—	—
President, CFO	5,892	5,891	—	$40.06	03/17/14	—	—	—	—
	1,826	5,477	—	$47.93	02/10/15	—	—	—	—
	—	8,834	—	$44.41	02/06/16	—	—	—	—
	—	—	—	—	—	21,681	$897,160	—	—

Luis E. Leon(3)	58,592	—	—	$28.40	08/11/13	—	—	—	—
Former Executive Vice	5,892	—	—	$40.06	03/17/14	—	—	—	—
President and CFO	1,826	—	—	$47.93	02/10/15	—	—	—	—

Adam M. Goldstein	20,000	—	—	$27.02	02/26/08	—	—	—	—
President of	35,000	—	—	$35.09	02/05/09	—	—	—	—
Royal Caribbean	25,000	—	—	$48.00	02/04/10	—	—	—	—
International	16,000	4,000	—	$19.65	11/05/12	—	—	—	—
	3,928	3,927	—	$40.06	03/17/14	—	—	—	—
	1,218	3,651	—	$47.93	02/10/15	—	—	—	—
	—	10,601	—	$44.41	02/06/16	—	—	—	—
	—	—	—	—	—	28,838	$1,193,316	—	—

Daniel J. Hanrahan	17,500	—	—	$41.63	05/21/09	—	—	—	—
President of	20,000	—	—	$48.00	02/04/10	—	—	—	—
Celebrity Cruises	2,000	—	—	$28.78	03/03/10	—	—	—	—
	5,401	5,400	—	$40.06	03/17/14	—	—	—	—
	1,674	5,020	—	$47.93	02/10/15	—	—	—	—
	—	8,834	—	$44.41	02/06/16	—	—	—	—
	—	—	—	—	—	19,259	$796,937	—	—

Harri U. Kulovaara	30,000	—	—	$48.00	02/04/10	—	—	—	—
Executive Vice	3,650	—	—	$28.78	03/03/10	—	—	—	—
President, Maritime	8,000	2,000	—	$19.65	11/05/12	—	—	—	—
	4,910	4,909	—	$40.06	03/17/14	—	—	—	—
	1,523	4,563	—	$47.93	02/10/15	—	—	—	—
	—	10,601	—	$44.41	02/06/16	—	—	—	—
	—	—	—	—	—	10,014	$414,379	—	—

(1)	Options and Stock Awards vest in predetermined amounts over a three to five year period.

(2)	The market value of unvested stock holdings is calculated as of December 29, 2006, as the number of unvested shares outstanding multiplied by the year end closing stock price of $41.38.

(3)	Upon his retirement, Mr. Leon forfeited 63,377 unvested stock options and 32,038 unvested restricted stock units.

Option Exercises and Stock Vested

	2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards

	Number of Shares Acquired	Value Realized	Number of Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting

Richard D. Fain	450,000	$10,188,835	50,656	$2,063,986
Chairman of the Board and CEO
Brian J. Rice	—	—	5,349	$227,767
Executive Vice President, CFO
Luis E. Leon	—	—	9,487	$406,209
Former Executive Vice President and CFO
Adam M. Goldstein	23,125	$383,591	7,692	$328,486
President of Royal Caribbean International
Daniel J. Hanrahan	—	—	4,464	$190,257
President of Celebrity Cruises
Harri U. Kulovaara	—	—	2,992	$127,982
Executive Vice President, Maritime

Pension Benefits
      The Named Executive Officers do not participate in any of the Company’s qualified or nonqualified defined benefit or actuarial plans. For information regarding the defined contribution retirement plans in which the named executive officers participate, please see below.

Nonqualified Deferred Compensation and Defined Contribution Retirement Plans

	2006 Nonqualified Deferred Compensation

			Registrant		Aggregate
		Executive	Contributions		Earnings
		Contributions	in Last		in Last	Aggregate	Aggregate
		in Last	Fiscal		Fiscal	Withdrawals/	Balance at
Name	Plan Name	Fiscal Year	Year(1)		Year(2)	Distributions	Last FYE

Richard D. Fain	Royal Caribbean Cruises Ltd. Et Al.
Chairman of the	Retirement Plan	—	$26,400		$68,804	—	$837,397
Board and CEO	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$17,582		$21,885	—	$275,541
	Trust Agreement (3)	—	$1,618,400	(4)	$(1,671,793)	—	$31,060,050
	TOTAL	—	$1,662,382		$(1,998,462)	—	$31,755,629
Brian J. Rice	Royal Caribbean Cruises Ltd. Et Al.
Executive Vice	Retirement Plan	—	$26,400		$27,153	$192,327	$255,678
President, CFO	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$17,582		$8,366	—	$116,195
	Royal Caribbean Cruises Ltd. Et Al.
	Non-Qualified 401(k) Plan	—	—		$36,132	—	$378,724
	TOTAL	—	$43,982		$71,651	$192,327	$750,597
Luis E. Leon	Royal Caribbean Cruises Ltd. Et Al.
Former Executive	Retirement Plan	—	—		$4,209	$7,482	—
Vice President	Royal Caribbean Cruises Ltd.
and CFO	Supplemental Executive Retirement Plan	—	—		$2,329	$4,868	—
	TOTAL	—	—		$6,538	$12,350	—
Adam M. Goldstein	Royal Caribbean Cruises Ltd. Et Al.
President of	Retirement Plan	—	$26,400		$45,371	—	$561,187
Royal	Royal Caribbean Cruises Ltd.
Caribbean	Supplemental Executive Retirement Plan	—	$17,582		$16,272	—	$209,376
International
	TOTAL	—	$43,982		$61,643	—	$770,563
Daniel J. Hanrahan	Royal Caribbean Cruises Ltd. Et Al.
President of	Retirement Plan	—	$23,100		$12,908	—	$175,250
Celebrity Cruises	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$15,385		$7,918	—	$108,712
	Royal Caribbean Cruises Ltd. Et Al.
	Non-Qualified 401(k) Plan	—	—		$9,509	—	$86,786
	TOTAL	—	$38,485		$30,335	—	$370,748
Harri U. Kulovaara	Royal Caribbean Cruises Ltd. Et Al.
Executive Vice	Retirement Plan	—	$26,400		$24,198	—	$311,626
President, Maritime	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$17,010		$14,930	—	$192,985
	Royal Caribbean Cruises Ltd. Et Al.
	Non-Qualified 401(k) Plan	$8,077	—		$22,521	—	$184,344
	TOTAL	$8,077	$43,410		$61,649	—	$688,955

(1)	These amounts (other than the amount shown for Mr. Fain under “Trust Agreement”) are also reported in the column headed “All Other Compensation” in the “2006 Summary Compensation Table” and in the column headed “Company Contributions to Nonqualified Defined Contribution and Deferred Compensation Plans” in the “All Other Compensation” table.

(2)	A portion of these amounts, with respect to above-market earnings, are disclosed in the column headed “Change in Pension Value and NQDC Earnings” in the “2006 Summary Compensation Table.”

(3)	The amounts in this row relate to stock issued to a trust for Mr. Fain’s benefit as described on page 32.

(4)	The amount shown represents the value of the shares issued to the trust in 2006 based on the quarter-end closing price of the Company’s common stock for each quarterly contribution. The accounting expense related to this amount appears in the “Stock Award” column of the “2006 Summary Compensation Table.”
     Royal Caribbean Cruises Ltd. Et Al. Retirement Plan. This plan (the “Retirement Plan”) is a tax-qualified non-contributory defined contribution pension plan. The Company makes annual contributions of 8% to 12% of the employee’s compensation based on years of service. Employees who satisfy the eligibility requirements of six months of active service, completion of 1,000 hours of service annually, and who are actively employed at year end are eligible to participate.
      Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan. This plan (the “SERP”) is a nonqualified (unfunded), non-contributory plan established for a select group of management or highly compensated employees who are subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Retirement Plan. This “Top Hat” plan provides the executives with the benefits lost under the Retirement Plan up to the maximum compensation benefit defined in the SERP. The participant is credited with the same contribution percent and vesting service as under the Retirement Plan.
      Royal Caribbean Cruises Ltd. Nonqualified 401(k) Plan. This plan is a nonqualified (unfunded) voluntary deferred compensation plan that allows for a select group of management or highly compensated employees to defer up to 20% of their salary. Additionally, the executive has the option to defer a portion of annual bonus provided he makes the deferral in advance in accordance with special IRS requirements.
      Trust Agreement for Mr. Richard D. Fain. Royal Caribbean has entered into a trust agreement dated as of June 30, 1994 and amended as of September 30, 1998, with Gary Hammond as Trustee, in order to establish a trust in favor of Mr. Fain. The Company has agreed to make quarterly contributions to the trust, in the amount of 10,086 shares of common stock per quarter, until the earlier of the termination of Mr. Fain’s employment or June 2014. If Mr. Fain ceases to be employed by the Company for any reason, he (or his beneficiaries) will be entitled to receive prompt distribution of the Trust assets. (In light of this provision, all shares held in trust are deemed fully vested deferred shares at the time of contribution) The Trustee shall not distribute assets to Mr. Fain or his beneficiaries if the Company is insolvent. In this case, the Trust assets shall be held for the benefit of the Company’s general creditors.
Payments Upon Termination of Employment
      The following table represents additional payments and benefits to which the NEO’s would be entitled upon termination of employment under various scenarios. Termination of employment is assumed to occur, for purposes of this table, at December 31, 2006. (Mr. Leon terminated employment effective November 17, 2006 in a retirement, which is discussed below). The table does not include amounts to which the NEO would be entitled in any event, without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “2006 Equity Awards Outstanding at Fiscal Year End” and “2006 Nonqualified Deferred Compensation” tables for these amounts.
      In many cases, the NEO’s entitlements upon termination of employment are governed by his employment agreement with the Company. These arrangements are described beginning on page 25 of this proxy statement.
      In the table below, amounts shown as “Settlement of Outstanding LTIP Equity Awards (NQ Stock Options)” represent the intrinsic value (market value less exercise price) of unvested options to which the NEO would be entitled in the applicable scenario, and amounts shown as “Settlement of Outstanding LTIP Equity Awards (Restricted Shares)” represent the value of unvested shares underlying such awards, based in each case on the year end closing stock price of $41.38 on December 29, 2006.

	Payments Upon Termination of Employment

		Termination Reason

				Involuntary
				Termination	Involuntary	“Change
		Voluntary	Death or	or Good	Termination	of Control
Name	Benefit	Quit	Disability	Reason	for Cause	Termination”		Retirement(1)

Richard D. Fain	Severance Payment	—	—	$768,750	—	$768,750		—
Chairman of the	Settlement of Outstanding LTIP Equity
Board and CEO	Awards (NQ Stock Options)	—	$806,154	—	—	$806,154	(2)	—
	Settlement of Outstanding LTIP Equity	—	$2,165,705	—	—	$2,165,705	(2)	—
	Awards (Restricted Shares)
	Medical and Dental Benefits Continuation	—	—	$20,226	—	$20,226		—
	Total		$2,971,859	$788,976		$3,760,835
Brian J. Rice	Severance Payment	—	$900,000	$900,000	—	$900,000		—
Executive Vice President, CFO	Settlement of Outstanding Annual Bonus Award	—	$630,000	$630,000	—	$630,000		—
	Settlement of Outstanding LTIP Equity	—	$328,080	—	—	$328,080	(2)	—
	Awards (NQ Stock Options)
	Settlement of Outstanding LTIP Equity	—	$897,160	—	—	$897,160	(2)	—
	Awards (Restricted Shares)
	Medical and Dental Benefits Continuation	—	—	$16,160	—	$16,160		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total		$2,755,240	$1,555,660		$2,780,900
Adam M. Goldstein	Severance Payment	—	$1,150,000	$1,150,000	—	$1,150,000		—
President of Royal	Settlement of Outstanding Annual Bonus
Caribbean	Award	—	$805,000	$805,000	—	$805,000		—
International	Settlement of Outstanding LTIP Equity
	Awards (NQ Stock Options)	—	$313,529	—	—	$313,529	(2)	—
	Awards (Restricted Shares)	—	$1,193,316	—	—	$1,193,316	(2)	—
	Medical and Dental Benefits Continuation	—	—	$20,226	—	$20,226		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total		$3,461,845	$1,984,726		$3,491,571
Daniel J. Hanrahan	Severance Payment	—	$1,000,000	$1,000,000	—	$1,000,000		—
President of	Settlement of Outstanding Annual Bonus
Celebrity Cruises	Award	—	$700,000	$700,000	—	$700,000		—
	Settlement of Outstanding LTIP Equity
	Awards (NQ Stock Options)	—	$311,142	—	—	$311,142	(2)	—
	Settlement of Outstanding LTIP Equity
	Awards (Restricted Shares)	—	$796,937	—	—	$796,937	(2)	—
	Medical and Dental Benefits Continuation	—	—	$20,226	—	$20,226		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total		$2,808,079	$1,729,726		$2,837,805
Harri U. Kulovaara	Severance Payment	—	$726,000	$726,000	—	$726,000		—
Executive Vice	Settlement of Outstanding Annual Bonus
President, Maritime	Award	—	$363,000	$363,000	—	$363,000		—
	Settlement of Outstanding LTIP Equity
	Awards (NQ Stock Options)	—	$339,243	—	—	$339,243	(2)	—
	Settlement of Outstanding LTIP Equity
	Awards (Restricted Shares)	—	$414,379	—	—	$414,379	(2)	—
	Medical and Dental Benefits Continuation	—	—	$15,414	—	$15,414		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total		$1,842,622	$1,113,914		$1,867,536

(1)	For retirement benefits of NEOs, please see “2006 Nonqualified Deferred Compensation.”

(2)	The NEO would receive these amounts only if the Committee were to exercise its discretion to accelerate awards upon a Change in Control.
     Retirement of Mr. Luis Leon. Mr. Leon retired as Chief Financial Officer effective November 17, 2006. Upon his retirement, in accordance with his employment contract, Mr. Leon received a severance payment of $1,988,173, as well as two years of medical and dental benefits continuation valued at $14,813, and one year of outplacement services valued at $9,500. Upon his retirement, Mr. Leon forfeited 63,377 unvested stock options and 32,038 unvested restricted shares. His severance payment represents two years of base salary valued at $1,150,000, two years of target bonus valued at $805,000 and accrued vacation time of $33,173.
PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR
      Proposals of shareholders intended to be considered for inclusion in our proxy statement for the Company’s next annual meeting of shareholders must be received by the Corporate Secretary of the Company no later than December 24, 2007 at the Company’s executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with U.S. Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at the Company’s next annual meeting of shareholders, but not included in the Company’s proxy statement, must be received by the Corporate Secretary of the Company no later than January 31, 2008.
SOLICITATION OF PROXIES
      This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board of Directors. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
      Under the U.S. Securities and Exchange Commission rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” applies to you if all of the following criteria are met:

(1) You have the same address as other security holders registered on our books;

(2) You have the same last name as the other security holders; and

(3) Your address is a residential address or post office box.
      If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.
For Registered Shareholders
      Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.
What do I need to do to receive just one set of annual disclosure materials?
      You do not have to do anything. Unless American Stock Transfer and Trust Company is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.
What if I want to continue to receive multiple sets of materials?
      If you would like to continue to receive a separate set of materials for yourself, call or write American Stock Transfer and Trust Company at 800-937-5449 or 6201 15th Avenue, Brooklyn, New York 11219. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?
      Call or write American Stock Transfer and Trust Company to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.
The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?
      When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.
ANNUAL REPORT ON FORM 10-K
      WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO “INVESTOR RELATIONS,” ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

FOLD AND DETACH HERE
ROYAL CARIBBEAN CRUISES LTD.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 31, 2007
     The undersigned hereby appoints Richard D. Fain and Brian J. Rice, and each of them, as the undersigned’s attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the JW Marriott, Miami, Florida on Thursday, May 31, 2007 at 9:00 A.M., local time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 20, 2007, and Annual Report to Shareholders for 2006.
The Board of Directors unanimously recommends a vote FOR Items 1 and 2.
1.	Election of Class II Directors
For the election of William L. Kimsey, Gert W. Munthe, Thomas J. Pritzker and Bernt Reitan

☐	FOR all persons listed (Except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all persons listed
INSTRUCTION: To withhold authority to vote for any individual person, line through the name of that person.
2.	Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(continued on reverse side.)

FOLD AND DETACH HERE
(continued on reverse side.)
     THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2.
     Please sign exactly as your name appears on this Proxy. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If a corporation, please sign the full corporate name by duly authorized officer. If a partnership, please sign the full partnership name by authorized person. If shares are held jointly, each shareholder named should sign.

PLEASE FILL IN, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ACCOMPANYING ENVELOPE AND MAILED IN THE UNITED STATES.

Dated:	, 2007

Signature(s)

Signature(s)
PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY